Exhibit (e)(2)

AMENDMENT NO. 1

TO DISTRIBUTION AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Distributors, LLC (“TDL”) hereby agree that, with respect to the Distribution Agreement dated May 2, 2016 between TCF and TDL (the “Agreement”), effective September 5, 2017:

(i)	The “Thrivent Core Emerging Markets Debt Fund” shall be deemed a “Fund” under the terms of the Agreement.

(ii)	The first sentence and corresponding footnote of section 1(a) of the Agreement are amended to read as follows:

The Trust hereby appoints the Distributor as its principal underwriter and agent to sell and to arrange for the sale of Shares in the manner contemplated by the Trust’s registration statement (“Registration Statement”) then in effect under the Securities Act of 1933, as amended (the “1933 Act”), and/or the 1940 Act,[2] as applicable.

[2] As used in this Agreement, the term “registration statement” shall include the prospectus and statement of additional information of any applicable then-effective registration statement of the Trust that is filed with the SEC under the 1933 Act and/or the 1940 Act with respect to Shares, together with any then-current amendments and supplements thereto that have been filed with the SEC.

(iii)	Section 4(a) of the Agreement is replaced in its entirety with the following:

The Trust shall be responsible for all fees and expenses relating to, and for using its best efforts to effect, the execution of documents, the provision of information, the amendment of the Trust’s applicable Registration Statement and all other actions that may be necessary in connection with the registration of Shares under the 1933 Act and/or of the Trust under the 1940 Act, as applicable.

A revised Schedule I is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal

David S. Royal
President

THRIVENT DISTRIBUTORS, LLC

By:	/s/ Mark D. Anema

Mark D. Anema
President

SCHEDULE I

THRIVENT CORE FUNDS

Thrivent Core Short-Term Reserve Fund

Thrivent Core Emerging Markets Debt Fund